Exhibit 99.1

Ur-Energy Releases 2020 Year End Results

Littleton, Colorado (ACCESSWIRE – February 26, 2021) Ur-Energy Inc. (NYSE American:URG)(TSX:URE) (“Ur-Energy” or the “Company”) has filed the Company’s Annual Report on Form 10-K, Consolidated Financial Statements, and Management’s Discussion & Analysis, all for the year ended December 31, 2020, with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedar.com. These filings also may be accessed on the Company’s website at www.ur-energy.com. Shareholders of the Company may receive a hard copy of the consolidated financial statements, free of charge, upon request to the Company.

Ur-Energy CEO, Jeff Klenda said: “We look forward to 2021 as a year with numerous prospective catalysts for the domestic uranium recovery industry – catalysts from which our proven operational results at Lost Creek position us to benefit. We are pleased that, already, the Biden Administration has committed to integrate nuclear energy into its clean energy mandate, which is coupled with its pledge, expressed just this week, to ‘expand and strengthen domestic mining and processing capacity’ of the U.S. These priorities, and the growing bipartisan support for nuclear energy, will facilitate the formation of the national uranium reserve approved in December 2020, as well as implementation of other recommendations of the U.S. Nuclear Fuel Working Group.

“At February 24, we had $18.6 million in cash, allowing us to maintain and strengthen our operational readiness at Lost Creek to return to full production levels when conditions warrant. Additionally, we have nearly 285,000 pounds U3O8 in inventory at the conversion facility. Our experienced technical and operational staff continues to optimize processes and future production plans at the site. We await the formal establishment of the uranium reserve to respond to the procurement process. We stand ready to provide Lost Creek’s production inventory to the reserve to further its purposes in protecting our energy and national security.”

Financial Results
As of December 31, 2020, we had cash resources consisting of cash and cash equivalents of $4.3 million. Excluding NRV adjustments, we recognized a gross profit related to U3O8 sales of $3.1 million, which represents a gross profit margin of approximately 38 percent. The Company realized an average price per pound U3O8 sold of $41.50, as compared to $48.50 in 2019. The sales were all from term contracts.

Lost Creek Operations
As in recent years, controlled production operations continued at Lost Creek throughout 2020. The originally planned wells and HHs in MU1 and the first three HHs and the related wells in MU2 were available for operation through much of 2020, until we further reduced our production levels in Q3 2020.

During 2020, 10,789 pounds of U3O8 were captured within the Lost Creek plant and 15,873 pounds U3O8 were packaged in drums. At December 31, 2020, inventory at the conversion facility was approximately 268,485 pounds. Subsequent to year-end, we delivered an additional shipment to the conversion facility. Currently, we have approximately 284,358 pounds in inventory at the conversion facility.

Lost Creek MU1 and MU2 have all appropriate operating permits. The main trunkline that services the first five MU2 HHs has been installed, and the entirety of MU2 has been fenced. In addition, during the most recent development program, approximately 45% of the required wells for HH2-4 have been drilled and cased. These earlier development activities in MU2 will allow for a quick ramp up of production once market fundamentals change.

The following tables provide detailed financial information on our sales, cost of sales, and production and ending inventory as they relate to U3O8 pounds. The U3O8 and cost per pound measures included in the following tables do not have a standardized meaning within US GAAP or a defined basis of calculation. These measures are used by management to assess business performance and determine production and pricing strategies. They may also be used by certain investors to evaluate performance. Where applicable, reconciliation of these measures to US GAAP financial statement presentation are included within the respective table.

Sales

	Unit	2020	2019	2018

U3O8 Sales Reconcilation (1)

Sales per financial statements	$000	$8,316	$32,255	$23,496
Disposal fees	$000	$(16)	$(4)	$(43)
U3O8 sales	$000	$8,300	$32,251	$23,453
U3O8 pounds sold	lb	200,000	665,000	480,000
U3O8 price per pound sold	$/lb	$41.50	$48.50	$48.86

U3O8 Sales by Product

U3O8 Sales
Produced	$000	$-	$9,889	$238
Purchased	$000	$8,300	$22,362	$23,215
	$000	$8,300	$32,251	$23,453

U3O8 Pounds Sold
Produced	lb	-	213,750	10,000
Purchased	lb	200,000	451,250	470,000
	lb	200,000	665,000	480,000

U3O8 Price per Pounds Sold
Produced	$/lb	$-	$46.26	$23.80
Purchased	$/lb	$41.50	$49.56	$49.39
	$/lb	$41.50	$48.50	$48.86

Note:

1.
Sales per the financial statements include revenues from disposal fees received at Shirley Basin. The disposal fees do not relate to U3O8 pounds sold and are excluded from the U3O8 sales and U3O8 price per pound sold figures.

Cost of Sales

	Unit	2020	2019	2018

U3O8 Cost of Sales Reconciliation (1)

Cost of sales per financial statements	$000	$12,968	$30,274	$12,203
Lower of cost or NRV adjustment	$000	$(7,802)	$(10,264)	$(318)
U3O8 cost of sales	$000	$5,166	$20,010	$11,885
U3O8 pounds sold	lb	200,000	665,000	480,000
U3O8 cost per pound sold	$/lb	$25.83	$30.09	$24.76

U3O8 Cost of Sales by Product

U3O8 Cost of Sales
Ad valorem and severance taxes	$000	$29	$82	$423
Wellfield cash costs	$000	$422	$882	$2,068
Wellfield non-cash costs	$000	$2,289	$2,445	$1,603
Plant cash costs	$000	$3,393	$4,395	$4,719
Plant non-cash costs	$000	$1,958	$1,954	$1,955
Distribution costs	$000	$1	$71	$136
Inventory change	$000	$(8,092)	$(1,744)	$(10,495)
Produced	$000	$-	$8,085	$409
Purchased	$000	$5,166	$11,925	$11,476
	$000	$5,166	$20,010	$11,885

U3O8 Pounds Sold
Produced	lb	-	213,750	10,000
Purchased	lb	200,000	451,250	470,000
	lb	200,000	665,000	480,000

U3O8 Cost per Pound Sold
Produced	$/lb	$-	$37.82	$40.90
Purchased	$/lb	$25.83	$26.43	$24.42
	$/lb	$25.83	$30.09	$24.76

Note:

1.
Cost of sales per the financial statements include lower of cost or net realizable value ("NRV") adjustments. The NRV adjustments do not relate to U3O8 pounds sold and are excluded from the U3O8 cost of sales and U3O8 cost per pound sold figures.

Cost of sales per the financial statements includes ad valorem and severance taxes related to the extraction of uranium, all costs of wellfield and plant operations including the related depreciation and amortization of capitalized assets, reclamation, and mineral property costs, plus product distribution costs. These costs are also used to value inventory. The resulting inventoried cost per pound is compared to the NRV of the product, which is based on the estimated sales price of the product, net of any remaining costs to finish the product. Any inventory value in excess of the NRV is charged to cost of sales per the financial statements. These NRV adjustments are excluded from the U3O8 cost of sales and U3O8 cost per pound sold figures because they relate to the pounds of U3O8 in ending inventory and do not relate to the pounds of U3O8 sold during the period.

U3O8 Production and Ending Inventory

	Unit	2020	2019	2018
U3O8 Production

Pounds captured	lb	10,789	47,957	302,164
Pounds drummed	lb	15,873	50,794	286,357
Pounds shipped	lb	-	58,353	287,873
Pounds purchased	lb	200,000	500,000	470,000

U3O8 Ending Inventory

Pounds
In-process inventory	lb	303	5,396	9,134
Plant inventory	lb	15,873	-	7,559
Conversion inventory - produced	lb	219,735	220,053	375,803
Conversion inventory - purchased	lb	48,750	48,750	-
	lb	284,661	274,199	392,496

Value
In-process inventory	$000	$-	$-	$160
Plant inventory	$000	$463	$-	$345
Conversion inventory - produced	$000	$6,083	$6,250	$14,187
Conversion inventory - purchased	$000	$1,268	$1,176	$-
	$000	$7,814	$7,426	$14,692

Cost per Pound
In-process inventory	$/lb	$-	$-	$17.52
Plant inventory	$/lb	$29.17	$-	$45.64
Conversion inventory - produced	$/lb	$27.68	$28.40	$37.75
Conversion inventory - purchased	$/lb	$26.01	$24.12	$-
	$/lb	$27.45	$27.08	$37.43

Produced conversion inventory detail:
Ad valorem and severance tax	$/lb	$0.75	$0.77	$1.52
Cash cost	$/lb	$17.50	$17.95	$23.85
Non-cash cost	$/lb	$9.43	$9.68	$12.38
	$/lb	$27.68	$28.40	$37.75

During 2020, we took steps to further reduce production operations at Lost Creek and adjust to the continued depressed state of the uranium markets while we awaited the recommended relief from the Working Group and further positive developments in the uranium markets. As a result, production rates at Lost Creek declined during the year. Pounds captured decreased nearly 80 percent during the year and will remain low until a decision to ramp up is made. Pounds drummed decreased similarly. There were no shipments in 2020 as we accumulated enough product for the next shipment, which was made in January 2021.

At the end of the year, we had approximately 268,485 pounds of U3O8 at the conversion facility including 219,735 produced pounds at an average cost per pound of $27.68, and 48,750 purchased pounds at an average cost of $26.01 per pound. Including the January 2021 shipment, we have approximately 284,358 pounds of U3O8 at the conversion facility including 235,608 produced pounds.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The following table summarizes the results of operations for the years ended December 31, 2020 and 2019:

(expressed in thousands of U.S. dollars, except per share and pound data)

	Year ended
	December 31,
	2020	2019

Sales	8,316	32,255
Cost of sales	(12,968)	(30,275)
Gross profit (loss)	(4,652)	1,980

Operating costs	(8,689)	(10,258)
Profit (loss) from operations	(13,341)	(8,278)

Net interest expense	(710)	(668)
Warrant mark to market gain	(680)	524
Foreign exchange gain (loss)	(72)	(28)
Other income (expense)	18	32
Net income (loss)	(14,785)	(8,418)

Foreign currency translation adjustment	53	(16)
Comprehensive income (loss)	(14,732)	(8,434)

Income (loss) per common share:
Basic	(0.09)	(0.05)
Diluted	(0.09)	(0.05)

U3O8 pounds sold	200,000	665,000

U3O8 price per pounds sold	41.50	48.50

U3O8 cost per pounds sold	25.83	30.09

U3O8 gross per pounds sold	15.67	18.41

2021 Guidance

Following multiple announcements of industry production suspensions and reductions in 2020, U3O8 spot prices increased to $33 per pound, but subsequently decreased to approximately $30 per pound at year-end. More recently, recognition of nuclear power's role in achieving net-zero carbon emissions goals has seen a renewed interest in the uranium sector. The Paris Climate Agreement calls for net-zero carbon emissions by 2050 and the U.S. has rejoined the agreement under the Biden Administration, which has indicated support for the nuclear industry.

In February 2021, we raised gross proceeds of $15.2 million through an underwritten public offering. Our current cash position as of February 24, 2021, is $18.6 million. In addition to our strong cash position, we have nearly 285,000 pounds of finished, ready-to-sell inventory, worth $8.0 million at recent spot prices. The financing provides us adequate funds to maintain and enhance operational readiness, for possible future acquisitions, and for general working capital purposes, including the preservation of our existing inventory for higher prices.

In addition to the restructuring of the State Bond Loan, we implemented other Company-wide cost-saving measures during 2020. We further reduced production operations at Lost Creek to market-appropriate levels. The reduced production levels allowed us to make further operating cost reductions at Lost Creek and related support cost reductions at the corporate office. The cost reductions include savings from additional reductions in force and other cost containment measures. Together with the further deferral of principal payments on the State Bond Loan, these measures will result in substantial savings to the Company, estimated to exceed $7 million and $4 million in calendar years 2021 and 2022, respectively.

Our remaining highly experienced technical and operational staff will continue to optimize processes and refine production plans, which strengthens our operational readiness at the fully permitted Lost Creek mine and plant. The Lost Creek facility has the constructed and licensed capacity to process up to two million pounds of U3O8 per year and previously reported mineral resources to feed the processing plant for many years to come. A ramp-up of production at Lost Creek would initially include further development work in the first two mine units, followed by the ten additional mining areas as defined in the Lost Creek Property Preliminary Economic Assessment, as amended. In 2021, we expect to receive all permits and authorizations to recover uranium from the adjacent LC East project where certain of those additional mining areas are located.

We remain prepared to expand uranium production at Lost Creek to an annualized run rate of one million pounds. With future development and construction in mind, our current staff members were retained as having the greatest level of experience and adaptability allowing for an easier transition back to full operations. Lost Creek operations can increase to full production rates in as little as six months following a go decision, simply by developing additional header houses within the fully permitted MU2. Development expenses during this six-month ramp up period are estimated to be approximately $14 million and are almost entirely related to MU2 drilling and header house construction costs. We are prepared to ramp up and to deliver our Lost Creek production inventory to the new national uranium reserve.

Additionally, we stand ready to construct our Shirley Basin mine, where we estimate up to nine years production based upon the mineral resources reported in the Shirley Basin Preliminary Economic Assessment. All remaining permits and authorizations to construct and operate this in situ recovery site are expected to be received in 2021 H1.

We will continue to closely monitor the uranium market and any actions or remedies resulting from the Working Group's report, the implementation of the uranium reserve program, or any further legislative actions, which may positively impact the uranium production industry. Until such time, we will continue to minimize costs and maximize the ‘runway' to maintain our current operations and the operational readiness needed to ramp-up production when called upon.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped more than 2.6 million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits and to operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE American under the symbol "URG" and on the Toronto Stock Exchange under the symbol "URE." Ur-Energy's corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy's website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair & CE
866-981-4588
Jeff.Klenda@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain "forward-looking statements" within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., what the catalysts for the uranium recovery industry will be in 2021 and when any of them may be realized; our ability to control production operations at lower levels at Lost Creek in a safe and compliant manner; ability and timing to receive all remaining permits and authorizations related to our LC East and Shirley Basin projects; the timing to determine future development and construction priorities, and the ability to readily and cost-effectively ramp-up production operations when market and other conditions warrant; the ability of the Biden Administration to advance their climate change and clean energy agenda, its timing and whether meaningful changes for nuclear power positively affect the domestic uranium recovery industry; the timing and program details for establishment of the new national uranium reserve and continuing budget appropriations for the ten-year program; and further implementation of recommendations from the U.S. Nuclear Fuel Working Group, including the timeline and scope of proposed remedies and related budget appropriations processes) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management's beliefs, expectations or opinions that occur in the future.